Exhibit 10.1
[Date]
[Name]
Re:    Retention Bonus
Dear [Name]:
Brinker International, Inc. (the “Company”) values your contributions to our organization and looks forward to working with you as we have a transition in chief executive officer leadership at the Company and work to grow the Company in the coming months. Your continued efforts and support are critical during this time.
In recognition of your role, and the importance of your contributions to the Company in the months ahead, the Company has awarded you a one-time $[●] special cash award (the “Retention Bonus”). Such Retention Bonus will be paid to you in the first week of July 2023, less all applicable taxes and withholdings, subject to your continued satisfactory employment with the Company through the end of the Company’s fiscal 2023 year.
Notwithstanding the foregoing, in the event of either (i) a Change of Control (as defined below); or (ii) the termination of your employment by the Company without “Cause,” the Retention Bonus will be accelerated and paid to you in full within 30 days following the date of such termination or Change in Control.
As used herein, a “Change of Control” means: (i) a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; (ii) the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or (iii) the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board of Directors of the Company (the “Board”) (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.
As used herein, “Cause” means one or more of the following as determined by the affirmative vote of at least a majority of the Board or executive committee thereof: (i) an act of fraud, misappropriation, embezzlement, theft or falsification of Company records by you in connection with the Company; (ii) gross mismanagement or gross neglect by you of duties to the Company; (iii) a material breach of the Company’s written policies (such as the Company’s code of conduct), including unethical conduct, violation of law, acts of violence or threats of violence or other inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability; (iv) commission of an act or omission which causes you or the Company to be in violation of federal or state securities laws, rules or regulations; or (v) your conviction by a court of competent jurisdiction of a felony.

Your receipt of the Retention Bonus does not affect your employment status with the Company. You are and will continue to be an employee at-will of the Company. This letter represents all of the terms of the Retention Bonus, and supersedes any prior understandings, whether verbal or otherwise, regarding the Retention Bonus.
                                Sincerely,

                                Kevin Hochman
Chief Executive Officer and President

Acknowledged by:

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